Exhibit 10.6
INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT

THIS INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of this September 8, 2010 (the “Effective Date”), by and between Liaoning Creative Bellows Co., Ltd., a company organized under the laws of the People’s Republic of China (the “PRC”) (“Company” or “Licensee”) and Bei Lu (“Licensor”).

RECITALS

A.           Licensor owned the patent identified in Schedule A hereto (the “Patent”), which is used in connection with the business of the Company.

B.           Licensor agreed to transfer to Licensee the Patent (the “Initial Agreement”) and received the approval of the transfer by the State Intellectual Property Office of the PRC (“SIPO”) attached hereto as Exhibit I.

C.           Licensor and Licensee are entering into this Agreement to establish the terms of the License (as defined in Section 1(a) hereof).

D.           Licensor desires the ownership of any and all patents, trademarks, copyrights and trade secrets, know-how, plans, designs, any other intellectual property or proprietary rights recognized in any country or jurisdiction worldwide, including, without limitation, moral rights and similar rights (collectively, the “Intellectual Property”) arising out of the past or future businesses of the Company or any wholly owned subsidiary of the Company (each a “Company Entity,” collectively the “Company Entities”) to be owned exclusively by a Company Entity.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.            Grant of License

(a)           License to Use Patent. The parties hereto acknowledge and confirm that Licensor granted to Licensee for good and valuable consideration, the receipt of which is acknowledged hereby, a license (the “License”), effective as of September 17, 2007, for the world-wide, exclusive, royalty-free, sub-licenseable, assignable, and irrevocable right to use, reproduce, distribute (through one or more tiers), create derivative works of, publicly perform, publicly display, digitally perform, make, and have, in any media now known or hereafter known, the Patent, all improvements, modifications and enhancements made by Licensor or Company, and all derivative works thereof, which may not be cancelled by the Licensor until such time as the ownership of such Patent was effectively transferred to the Company pursuant to PRC laws.

(b)          Registration of the License. Licensor has filed the License with the competent PRC government authorities for recordal pursuant to the applicable PRC regulations, the approval of which is set forth on Exhibit I attached hereto.

2.            Future Intellectual Property. Licensor agrees that all Intellectual Property owned by it arising out of the past or future operations of a Company Entity not transferred pursuant to this Agreement shall be owned exclusively by a Company Entity and Licensor shall take all such steps necessary to transfer the ownership of any such Intellectual Property not transferred pursuant to Section 1(b) hereof. Until the transfer of all such Intellectual Property receives Official Approval, such Company Entity shall have a License to such Intellectual Property as set forth in Section 1(a) hereof.

3.            Limitation of Liability.

IN NO EVENT SHALL LICENSOR BE LIABLE WITH RESPECT TO ITS OBLIGATIONS HEREUNDER OR OTHERWISE FOR INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, LOSS OF DATA, AND BUSINESS OPPORTUNITY) SUFFERED BY LICENSEE OR ANY THIRD PARTY.

4.            Term and Termination. The term (“Term”) of this Agreement shall commence upon the date hereof, and continue perpetually.

5.            General Provisions.

(a)           Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the parties first set forth in the preamble (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by certified or registered mail, return receipt requested, or by nationally-recognized private express courier, and shall be deemed complete upon receipt.

(b)           Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the PRC, without regard to principles of conflict of laws. Licensor and Licensee each agree that any dispute between the parties arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Liaoning in accordance with its Arbitration Rules then in force. The arbitration award shall be final and binding upon the parties. During the arbitration period, except for any matters under arbitration, the parties shall continue to perform this Agreement.

(c)           Force Majeure. No party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party. Such acts shall include, but not be limited to, acts of God, strikes, walkouts, riots, acts of war, epidemics, failure of suppliers to perform, governmental regulations, power failure(s), earthquakes, or other disasters. Performance times shall be considered to be extended for a period of time equivalent to the time lost because of such delay.

(d)           Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever or to explain, modify, or place any construction on any of the provisions of this Agreement.

(e)           All Amendments in Writing. No supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

(f)            No Waiver. A failure of any party hereto to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

(g)           Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it, together with all Schedules hereto (the terms of which are incorporated herein by this reference), constitutes the complete and entire agreement of the parties and supersedes all and merges all previous communications, oral or written, and all other communications between them relating to the subject matter hereof. No representations or statements of any kind made by any party hereto that are not expressly stated herein shall be binding on such party. In case the parties hereto execute such further documents pursuant to Sections 1 and 2 hereof and there is any conflict or inconsistency between such other documents and this Agreement, this Agreement shall prevail.

(h)           Severability. In the event that any provision of this Agreement is held invalid by a court with jurisdiction over the parties, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the original intentions of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement by their duly authorized representatives as of the date set forth above.

LIAONING CREATIVE BELLOWS CO., LTD.

By:	/s/ Bei Lu
Name: Bei Lu
Title: Chairman and Chief Executive Officer
Address: C District, Maoshan Industrial Park,
Tieling Economic Development Zone,
Teiling, Liaoning Province, China 112616

BEI LU

By:	/s/ Bei Lu
Address: c/o Liaoning Creative Bellows Co., Ltd.
C District, Maoshan Industrial Park,
Tieling Economic Development Zone,
Teiling, Liaoning Province, China 112616

SCHEDULE A

INTELLECTUAL PROPERTY

No.	Patent Name	Patent Number	From	Expiration Date	Cert. No.
1	Connecting Bend Pipe	ZL 2004 2 0070406.9	Bei Lu	August 24, 2015	721124

EXHIBIT I

APPROVAL OF PATENT TRANSFER